Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Structure Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, $0.0001 par value per share, issuable under the Structure Therapeutics Inc. 2023 Equity Incentive Plan	Other(3)	5,568,838(4)	$12.41(3)	$69,109,279.58	0.00014760	$10,200.53
Equity	Ordinary shares, $0.0001 par value per share, issuable under the Structure Therapeutics Inc. 2023 Employee Share Purchase Plan	Other(5)	1,392,210(6)	$10.55(5)	$14,685,727.19	0.00014760	$2,167.61
Total Offering Amounts					$83,795,006.77		$12,368.14
Total Fee Offsets							—
Net Fee Due							$12,368.14

(1)	The ordinary shares, $0.0001 par value per share (“Ordinary Shares”), of Structure Therapeutics Inc. (the “Registrant”) are represented by American Depositary Shares (“ADSs”), each representing three Ordinary Shares.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that become issuable under the 2023 Equity Incentive Plan (the “2023 Plan”), or the 2023 Employee Share Purchase Plan (the “2023 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)

Estimated in accordance with Rules 457(c) and 457(h)(1) promulgated under the Securities Act solely for the purpose of calculating the registration fee, and is based upon the price of $12.41 per Ordinary Share (or the equivalent of $37.23 per ADS), which was the average of the high and low prices of the Registrant’s ADSs as reported on the Nasdaq Global Market on March 7, 2024.

(4)	Represents 5,568,838 Ordinary Shares (an equivalent of 1,856,279 ADSs) that were automatically added to the shares authorized for issuance under the 2023 Plan on January 1, 2024 pursuant to an “evergreen” provision contained in the 2023 Plan. The 2023 Plan provides that, on January 1st of each year through (and including) January 1, 2033, the number of shares authorized for issuance under the 2023 Plan is automatically increased by a number equal to (a) 4% of the total number of Ordinary Shares outstanding on December 31st of the preceding year; or (b) such lesser number of Ordinary Shares as the Registrant’s board of directors (the “Board”) may designate prior to the applicable January 1st.

(5)	Estimated in accordance with Rules 457(c) and 457(h)(1) promulgated under the Securities Act solely for the purpose of calculating the registration fee, and is based upon the price of $10.55 per Ordinary Share (or the equivalent of $31.65 per ADS), which was the average of the high and low prices of the Registrant’s ADSs as reported on the Nasdaq Global Market on March 7, 2024, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2023 ESPP.

(6)

Represents 1,392,210 Ordinary Shares (an equivalent of 464,070 ADSs) that were automatically added to the shares authorized for issuance under the 2023 ESPP. The 2023 ESPP provides that, on January 1st of each year through (and including) January 1, 2033, the number of shares authorized for issuance under the 2023 ESPP is automatically increased by a number equal to the lesser of: (i) 1% of the total number of Ordinary Shares outstanding on December 31st of the preceding year; (ii) 3,000,000 Ordinary Shares; or (iii) such lesser number of Ordinary Shares as the Board may designate prior to the applicable January 1st.